(BW) (ALARMGUARD) (AGD) ALARMGUARD HOLDINGS, INC. DECLARES
                      DIVIDEND DISTRIBUTION
               OF PREFERRED SHARE PURCHASE RIGHTS



Business Editors

     Orange, Conn.-- (BUSINESS WIRE) -- April 7, 1998 -- The

Board of Directors of Alarmguard Holdings, Inc.  ("Alarmguard

Holdings") (AMEX:AGD) has declared a dividend distribution of one

Preferred Share Purchase Right on each outstanding share of

Alarmguard Holdings common stock.  Subject to limited exceptions,

the Rights will be exercisable if a person or group acquires 20%

or more of the Company's common stock or announces a tender offer for 20% or more of the common stock.  Under certain

circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series C Junior

Participating Preferred Stock of the Company at an exercise price of $65.00.  The Alarmguard Holdings Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person becomes an Acquiring Person (as defined).

     The Rights are intended to enable all Alarmguard Holdings

shareholders to realize the long-term value of their investment in the Company.  They do not prevent a takeover, but should

encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.  The

Rights Plan will expire on April 6, 2008.

     The Rights are not being distributed in response to any

specific effort to acquire control of the Company.  The Rights are designed to assure that all Alarmguard Holdings shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender

offers, open market accumulations and other abusive tactics to gain control of Alarmguard Holdings without paying all

shareholders a control premium.

     If a person becomes an Acquiring Person, each Right will

entitle its holder to purchase, at the Right's then-current

exercise price, a number of common shares of Alarmguard Holdings having a market value at that time of twice the Right's exercise price.  Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain

purchase price.  An Acquiring Person is defined as a person who acquires 20% or more of the outstanding common stock of

Alarmguard Holdings, provided that Canaan Ventures (together with its affiliates and associates), currently the largest stockholder of Alarmguard Holdings, would become an Acquiring Person only if it acquired 25% or more of the outstanding common stock of

Alarmguard Holdings.  If Alarmguard Holdings is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

     The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on April 24, 1998.  The

Rights will expire in 10 years.  The Rights distribution is not taxable to shareholders.

     Alarmguard is one of the country's largest providers of

electronic security systems, monitoring approximately 100,000 residential and commercial security systems.  Its 24-hour

monitoring center is located in Orange, Connecticut.  Alarmguard sells, installs, and services its customers systems through its own branch and dealer network, offering a full range of security systems to residential and commercial customers, principally located in the eastern United States.

     Certain statements in this release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such

forward-looking statements involve known and unknown risks,

uncertainties and other factors which may cause the actual

results of Alarmguard Holdings to be materially different from historical results or from any results expressed or implied

by such forward-looking statements.  These factors are

discussed under the caption "Risk Factors" in a Registration

Statement on Form S-4 (File No. 333- 23307) filed with the

Securities and Exchange Commission on March 14, 1997.

---30-- nmb/ny*

     CONTACT:  Alarmguard Holdings, Inc.
               Russell R. MacDonnell
               Chairman, Chief
               Executive Officer
               David Heidecorn,
               Executive Vice
               President, Chief
               Financial Officer
               (203) 795-9000
               www.alarmguard.com
               or
               Cheryl Schneider/Gordon McCoun
               Tessa Lavender
               Media: Michael McMullan
               Morgen-Walke Associates
               9212) 850-5600